Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Legacy Reserves LP
Midland, TX

We hereby consent to the incorporation by reference in the Registration Statement of Legacy Reserves LP (the “Company”) on Form S-8 (333-141824) of our report dated June 29, 2007, relating to the statement of revenues and direct operating expenses of the Ameristate Properties for the year ended December 31, 2006 appearing in the Company’s current report on Form 8-K/A filed on June 29, 2007.

/s/ BDO Seidman, LLP

Houston, TX
June 29, 2007